Exhibit 4.04

              AGREEMENT OF LIMITED PARTNERSHIP

                             OF
                ENTERGY LONDON CAPITAL, L.P.

          This Agreement of Limited Partnership of Entergy
London Capital, L.P. (this "Agreement"), is entered into by and between Entergy Power UK plc, a public limited company organized under the laws of England and Wales, as general partner (the "General Partner"), and William J. Regan, Jr., as limited partner (the "Initial Limited Partner").

          The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited
Partnership Act (6 Del.C. 17-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

          1. Name. The name of the limited partnership formed hereby is Entergy London Capital, L.P. (the
"Partnership").

          2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

          3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o The
Corporation Trust Company, 1209 Orange Street, Wilmington,
New Castle County, Delaware 19801.

          4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          5.   Partners.  The names and the business,
residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

                    General Partner:

                    Entergy Power UK plc
                    Templar House
                    81-87 High Holborn
                    London WC1V 6NU England


                    Initial Limited Partner:

                    William J. Regan, Jr.
                    639 Loyola Avenue
                    New Orleans, Louisiana 70113

          6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

          7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up or at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in
Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

          8.   Capital Contributions.  The partners of the
Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

               General Partner:

               Entergy Power UK plc               U.S. $90.00

               Initial Limited Partner:

               William J. Regan, Jr.              U.S. $10.00

          9.   Additional Contributions.  No partner of the
Partnership is required to make any additional capital contribution to the Partnership.

          10.  Allocation of Profits and Losses.  The
Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

          11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

          12.  Assignments.

               (a)  The Initial Limited Partner may assign
all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

               (b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Initial Limited Partner.

          13.  Withdrawal.  Except to the extent set forth in
Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

          14.  Admission of Additional or Substitute
Partners.

               (a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

               (b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

          15.  Liability of Initial Limited Partner.  The
Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

          16.  Governing Law.  This Agreement shall be
governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.


                 [SIGNATURE PAGE FOLLOWS:]

          IN WITNESS WHEREOF, the undersigned, intending to
be legally bound hereby, have duly executed this Agreement of
Limited Partnership as of the   4th   day of August, 1997.

                         GENERAL PARTNER:
                         ENTERGY POWER UK PLC, in its
                         individual capacity and not as
                         representative of any
                         other person or entity


                         By:  /s/ Michael G. Thompson
                            Name:  Michael G. Thompson
                            Title: Senior Vice President and
                                 Secretary


                         INITIAL LIMITED PARTNER:
                         WILLIAM J. REGAN, JR., in his individual capacity and not as representative of any other person or entity


                         /s/ WILLIAM J. REGAN, JR.